Exhibit 99.1

California BanCorp Reports Financial Results for the Second Quarter and

Six Months Ended June 30, 2022

Oakland, CA – July 28, 2022 – California BanCorp (NASDAQ: CALB), whose subsidiary is California Bank of Commerce, announced today its financial results for the second quarter and six months ended June 30, 2022.

The Company reported net income of $4.2 million for the second quarter of 2022, representing an increase of $571,000, or 16%, compared to $3.7 million for the first quarter of 2022 and an increase of $82,000, or 2%, compared to $4.2 million in the second quarter of 2021. For the six months ended June 30, 2022, net income was $7.9 million representing an increase of $946,000, or 14%, compared to $7.0 million for the same period in 2021.

Diluted earnings per share of $0.51 for the second quarter of 2022 compared to $0.44 for the first quarter of 2022 and $0.50 for the second quarter of 2021. For the six months ended June 30, 2022, diluted earnings per share of $0.94 compared to $0.84 for the same period in 2021.

“During the second quarter, we generated a significant increase in our level of profitability driven by strong loan growth, net interest margin expansion resulting from our asset-sensitive balance sheet, and improved operating leverage,” said Steven Shelton, Chief Executive Officer of California BanCorp. “The highly productive commercial banking teams we have built, including our specialty lending groups, continue to effectively capitalize on the strong economic conditions and loan demand we are seeing in our markets, which has resulted in our loan portfolio increasing by $335 million over the past year, excluding PPP loans. Our momentum continues to build, and in the second quarter we generated the highest level of new loan production in our history, excluding PPP loans. Combined with increased line utilization, this resulted in 38% annualized loan growth for the quarter, excluding PPP loans, with well balanced growth across asset classes, industries, and property types. We expect to see a continuation of the positive trends that are driving our improved profitability, although it is likely that we will have a lower level of loan growth in the second half of 2022 as higher rates impact loan demand. Our asset quality remains exceptionally strong, with nonperforming assets representing just 3 basis points of total assets at June 30th, and we believe our conservative underwriting and focus on commercial clients in largely recession-resistant industries will help us to effectively manage through any weakening in economic conditions that emerges over the near-term.”

Financial Highlights:

Profitability - three months ended June 30, 2022 compared to March 31, 2022

•	Net income of $4.2 million and $0.51 per diluted share, compared to $3.7 million and $0.44 per share, respectively.

•	Revenue of $17.6 million increased $557,000, or 3%, compared to $17.1 million for the first quarter of 2022.

•	Net fees from Paycheck Protection Program (“PPP”) loans contributed $667,000 to net interest income compared to $791,000 for the first quarter of 2022.

•

Provision for loan losses of $925,000 decreased $25,000, or 3%, primarily as a result of continued adjustments in the qualitative reserve assessment in response to general macroeconomic changes offset, in part, by growth in the commercial and real estate other loan portfolios.

•	Non-interest income of $1.4 million decreased $1.1 million, or 45%, primarily due to a gain recognized on the sale of a portion of our solar loan portfolio during the first quarter of 2022.

•	Non-interest expense, excluding capitalized loan origination costs, of $11.9 million remained consistent with the first quarter of 2022.

Profitability - six months ended June 30, 2022 compared to June 30, 2021

•	Net income of $7.9 million and $0.94 per diluted share, compared to $7.0 million and $0.84 per diluted share, respectively.

•	Revenue of $34.7 million increased $5.9 million, or 20%, compared to $28.8 million in the prior year.

•	Net fees from PPP loans contributed $1.5 million to net interest income compared to $3.3 million in the prior year.

•

Provision for loan losses increased $2.7 million primarily due to growth in the loan portfolio combined with a release of reserves in the second quarter of 2021 as a result of the continued assessment of qualitative reserves regarding the general macroeconomic changes related to COVID-19 as it pertained to our overall loan portfolio.

•

Non-interest income of $3.9 million increased $2.1 million, or 109%, primarily due to a gain recognized on the sale of a portion of our solar loan portfolio during the first quarter of 2022 combined with an increase in service charges and other fees.

•	Non-interest expense, excluding capitalized loan origination costs, of $23.8 million compared to $22.6 million for the same period in the prior year.

Financial Position – June 30, 2022 compared to March 31, 2022

•	Total assets increased by $25.8 million, or 1%, to $1.89 billion.

•

Total gross loans increased by $99.9 million, or 7%, to $1.50 billion. Excluding the impact of PPP loans forgiven by the SBA, total gross loans increased during the second quarter by $129.0 million, or 9%, to $1.49 billion.

•	Total deposits decreased by $48.4 million, or 3%, to $1.55 billion.

•

Total borrowings increased by $67.8 million, or 211%, to $100.0 million primarily due to an FHLB term borrowing, partially offset by the repayment of borrowings under the Federal Reserve Paycheck Protection Program Liquidity Facility (“PPPLF”).

•	Capital ratios remain healthy with a tier-one leverage ratio of 8.27%, tier I capital ratio of 8.09% and total risk-based capital ratio of 11.84%.

Net Interest Income and Margin:

Net interest income for the quarter ended June 30, 2022 was $16.2 million, an increase of $1.7 million or 12%, from $14.5 million for the three months ended March 31, 2022, and an increase of $2.6 million, or 19%, from $13.6 million for the quarter ended June 30, 2021. The increase in net interest income compared to the first quarter of 2022 was primarily attributable to the growth of the loan portfolio and an increase in net interest margin. Compared to the second quarter of 2021, the increase in net interest income resulted from a more favorable mix of earning assets offset, in part, by a reduction in the amortization of net fees received on PPP loans.

Net interest income for the six months ended June 30, 2022 was $30.7 million, an increase of $3.8 million, or 14% over $26.9 million for the six months ended June 30, 2021. The increase in net interest income was primarily attributable to an increase in interest income as the result of a more favorable mix of earning assets combined with higher yields on those assets.

The Company’s net interest margin for the second quarter of 2022 was 3.65%, compared to 3.19% for the first quarter of 2022 and 2.98% for the same period in 2021. The increase in margin compared to the prior quarter was primarily due to growth in the loan portfolio and a more favorable mix of earning assets. The increase in margin from the same period last year was primarily the result of an increase in loan yields resulting from growth in the commercial and real estate other loan portfolios combined with a reduction in the average cost of deposits, partially offset by a reduction of net fees recognized on PPP loans.

The Company’s net interest margin for the six months ended June 30, 2022 was 3.42% compared to 2.96% for the same period in 2021. The increase in margin compared to prior year was primarily due to a more favorable mix of higher yielding earning assets combined with a lower cost of deposits.

Non-Interest Income:

The Company’s non-interest income for the quarters ended June 30, 2022, March 31, 2022, and June 30, 2021 was $1.4 million, $2.5 million and $956,000, respectively. The decrease in non-interest income from the first quarter of 2022 was primarily due to a gain recognized during the first quarter on the sale of a portion of our solar loan portfolio. The increase in non-interest income compared to the second quarter of 2021 was primarily due to an increase in service charges and other fee income.

For the six months ended June 30, 2022, non-interest income of $3.9 million compared to $1.9 million for the same period of 2021. The increase in non-interest income from prior year was the result of an increase in service charges and loan related fees and a gain recognized on the sale of a portion of our solar loan portfolio.

Net interest income and non-interest income comprised total revenue of $17.6 million, $17.1 million, and $14.5 million for the quarters ended June 30, 2022, March 31, 2022, and June 30, 2021, respectively. Total revenue for the six months ended June 30, 2022 and 2021 was $34.7 million and $28.8 million, respectively.

Non-Interest Expense:

The Company’s non-interest expense for the quarters ended June 30, 2022, March 31, 2022, and June 30, 2021 was $10.8 million, $10.9 million, and $9.8 million, respectively. The increase in non-interest expense from the second quarter of 2021 was primarily due to an increase in salaries and benefits related to investments to support the continued growth of the business, partially offset by a reduction in capitalized loan origination costs. Excluding capitalized loan origination costs, non-interest expense for the second quarter of 2022, the first quarter of 2022 and the second quarter of 2021 was $11.9 million, $11.9 million, and $11.1 million, respectively.

Non-interest expense of $21.7 million for the six months ended June 30, 2022 compared to $19.9 million for the same period of 2021. Excluding capitalized loan origination costs, non-interest expense was $23.8 million for the six months ended June 30, 2022 and $22.6 million for the same period in 2021 which reflects the Company’s investment in infrastructure to support the continued growth of the Company.

The Company’s efficiency ratio, the ratio of non-interest expense to revenues, was 61.41%, 63.99%, and 67.63% for the quarters ended June 30, 2022, March 31, 2022, and June 30, 2021, respectively. For the six months ended June 30, 2022 and 2021, the Company’s efficiency ratio was 62.68% and 69.15%, respectively.

Balance Sheet:

Total assets of $1.89 billion as of June 30, 2022, represented an increase of $25.8 million, or 1%, compared to $1.86 billion at March 31, 2022 and an increase of $16.3 million, or 1%, compared to $1.87 billion at June 30, 2021. The increase in total assets from previous quarters was primarily due to loan growth, offset by decreased liquidity resulting from the outflow of deposits related to forgiveness of PPP loans.

Total gross loans increased by $99.9 million, or 7%, to $1.50 billion at June 30, 2022, from $1.40 billion at March 31, 2022 and increased by $147.7 million, or 11% compared to $1.35 billion at June 30, 2021.

During the second quarter of 2022, commercial and real estate other loans increased by $66.8 million and $52.9 million, respectively, due to organic growth. Partially offsetting these increases within the total loan portfolio, SBA loans decreased by $30.7 million primarily due to PPP loan forgiveness.

Year-over-year, commercial and real estate other loans increased by $163.9 million and $178.1 million, respectively, due to organic growth. These increases were partially offset by a decrease in SBA loans of $191.4 million primarily due to PPP loan forgiveness.

As a result of the CARES Act PPP, which was launched in April 2020 and re-launched in January 2021, the Company funded approximately $491.3 million in loans. Approximately $483.5 million of those balances have been granted forgiveness by the SBA as of June 30, 2022.

Total deposits decreased by $48.4 million, or 3%, to $1.55 billion at June 30, 2022 from $1.60 billion at March 31, 2022, and decreased by $127.6 million, or 8%, from $1.68 billion at June 30, 2021. The decrease in total deposits from the end of the first quarter of 2022 was primarily due to a reduction in non-interest bearing demand deposits of $31.2 million and money market and savings deposits of $60.6 million, offset by an increase in interest-bearing demand deposits of $9.1 million and time deposits of $34.4 million.

Compared to the same period last year, the decrease in total deposits was primarily concentrated in non-interest bearing demand deposits and money market and savings deposits as a result of outflows related to forgiveness of PPP loans. Non-interest bearing deposits, primarily commercial business operating accounts, represented 46.1% of total deposits at June 30, 2022, compared to 46.7% at March 31, 2022 and 47.1% at June 30, 2021.

As of June 30, 2022, the Company had outstanding borrowings, excluding junior subordinated debt securities, of $100.0 million, compared to $32.2 million at March 31, 2022. The Company had no outstanding borrowing at June 30, 2021. The increase in borrowings during the second quarter of 2022 was primarily due to an FHLB term borrowing, partially offset by the repayment of borrowings under PPPLF.

Asset Quality:

The provision for credit losses decreased to $925,000 for the second quarter of 2022 compared to $950,000 for the first quarter of 2022, and increased from $(1.1) million for the second quarter of 2021. The Company did not have any loan charge-offs or recoveries during the second quarter of 2022. Net loan recoveries in the first quarter of 2022 were $1,000 or 0.00% of gross loans, and net charge-offs in the second quarter of 2021 were $237,000, or 0.02%.

Non-performing assets (“NPAs”) to total assets of 0.03% at June 30, 2022 and March 31, 2022 compared to 0.07% at June 30, 2021, with non-performing loans of $549,000, $549,000 and $1.2 million, respectively, on those dates.

The allowance for loan losses increased by $925,000 to $16.0 million, or 1.06% of total loans, at June 30, 2022, compared to $15.0 million, or 1.07% of total loans, at March 31, 2022 and $13.2 million, or 0.98% of total loans at June 30, 2021. The increase in the allowance as a percentage of total loans at June 30, 2022 compared to June 30, 2021 reflects an increase in the qualitative reserve assessment in response to general macroeconomic changes pertaining to the mix of our loan portfolio.

Capital Adequacy:

At June 30, 2022, shareholders’ equity totaled $158.7 million compared to $154.6 million at March 31, 2022 and $143.7 million one year ago. As a result, the Company’s total risk-based capital ratio, tier one capital ratio and leverage ratio of 11.84%, 8.09%, and 8.27%, respectively, were all above the regulatory standards for “well-capitalized” institutions of 10.00%, 8.00% and 5.00% respectively.

“Internal capital generation remains our preferred method for supporting the continued growth of our franchise,” said Thomas A. Sa, President, Chief Financial Officer and Chief Operating Officer of California BanCorp. “Our strong financial performance enabled us to continue building capital and growing our tangible book value per share, which increased 2.3% during the second quarter.”

About California BanCorp:

California BanCorp, the parent company for California Bank of Commerce, offers a broad range of commercial banking services to closely held businesses and professionals located throughout Northern California. The Company’s common stock trades on the Nasdaq Global Select marketplace under the symbol CALB. For more information on California BanCorp, call us at (510) 457-3751, or visit us at www.californiabankofcommerce.com.

Contacts:

Steven E. Shelton, (510) 457-3751

Chief Executive Officer

seshelton@bankcbc.com

Thomas A. Sa, (510) 457-3775

President, Chief Financial Officer and Chief Operating Officer

tsa@bankcbc.com

Use of Non-GAAP Financial Information:

This press release contains both financial measures based on GAAP and non-GAAP. Non-GAAP financial measures are used where management believes them to be helpful in understanding the Company’s results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in this press release. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

Forward-Looking Information:

Statements in this news release regarding expectations and beliefs about future financial performance and financial condition, as well as trends in the Company’s business and markets are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” “outlook,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” The forward-looking statements in this news release are based on current information and on assumptions that the Company makes about future events and circumstances that are subject to a number of risks and uncertainties that are often difficult to predict and beyond the Company’s control. As a result of those risks and uncertainties, the Company’s actual financial results in the future could differ, possibly materially, from those expressed in or implied by the forward-looking statements contained in this news release and could cause the Company to make changes to future plans. Those risks and uncertainties include, but are not limited to, the risk of incurring loan losses, which is an inherent risk of the banking business; the risk that the Company will not be able to continue its internal growth rate; the risk that the United States economy will experience slowed growth or recession or will be adversely affected by domestic or international economic conditions and risks associated with the Federal Reserve Board taking actions with respect to interest rates, any of which could adversely affect, among other things, the values of real estate collateral supporting many of the Company’s loans, interest income and interest rate margins and, therefore, the Company’s future operating results; risks associated with changes in income tax laws and regulations; and risks associated with seeking new client relationships and maintaining existing client relationships. Readers of this news release are encouraged to review the additional information regarding these and other risks and uncertainties to which our business is subject that are contained in our Annual Report on Form 10-K for the year ended December 31, 2021 which is on file with the Securities and Exchange Commission (the “SEC”). Additional information will be set forth in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2022, which we expect to file with the SEC during the third quarter of 2022, and readers of this release are urged to review the additional information that will be contained in that report.

The COVID-19 pandemic has created economic and financial disruptions that have adversely affected, and may continue to adversely affect, our business, operations, financial performance and prospects. Even after the COVID-19 pandemic subsides, it is possible that the U.S. and other major economies experience or continue to experience a prolonged recession, which could materially and adversely affect our business, operations, financial performance and prospects. Statements about the effects of the COVID-19 pandemic on our business, operations, financial performance and prospects may constitute forward-looking statements and are subject to the risk that the actual impacts may differ, possibly materially, from what is reflected in those forward-looking statements due to factors and future developments that are uncertain, unpredictable and in many cases beyond our control, including the scope and duration of the pandemic, actions taken by governmental authorities in response to the pandemic, and the direct and indirect impact of the pandemic on our customers, third parties and us.

Due to these and other possible uncertainties and risks, readers are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of today’s date, or to make predictions based solely on historical financial performance. The Company disclaims any obligation to update forward-looking statements contained in this news release, whether as a result of new information, future events or otherwise, except as may be required by law.

FINANCIAL TABLES FOLLOW

CALIFORNIA BANCORP AND SUBSIDIARY

SELECTED FINANCIAL INFORMATION (UNAUDITED) - PROFITABILITY

(Dollars in Thousands, Except Per Share Data)

			Change			Change
QUARTERLY HIGHLIGHTS:	Q2 2022	Q1 2022	$	%	Q2 2021	$	%
Interest income	$17,706	$15,924	$1,782	11%	$15,179	$2,527	17%
Interest expense	1,483	1,398	85	6%	1,593	(110)	-7%

Net interest income	16,223	14,526	1,697	12%	13,586	2,637	19%
Provision for loan losses	925	950	(25)	-3%	(1,100)	2,025	-184%

Net interest income after provision for loan losses	15,298	13,576	1,722	13%	14,686	612	4%
Non-interest income	1,394	2,534	(1,140)	-45%	956	438	46%
Non-interest expense	10,819	10,916	(97)	-1%	9,835	984	10%

Income before income taxes	5,873	5,194	679	13%	5,807	66	1%
Income tax expense	1,629	1,521	108	7%	1,645	(16)	-1%

Net income	$4,244	$3,673	$571	16%	$4,162	$82	2%

Diluted earnings per share	$0.51	$0.44	$0.07	16%	$0.50	$0.01	2%

Net interest margin	3.65%	3.19%	+46 Basis Points		2.98%	+67 Basis Points
Efficiency ratio	61.41%	63.99%	-258 Basis Points		67.63%	-622 Basis Points

			Change
YEAR-TO-DATE HIGHLIGHTS:	Q2 2022	Q2 2021	$	%
Interest income	$33,630	$30,211	$3,419	11%
Interest expense	2,881	3,289	(408)	-12%

Net interest income	30,749	26,922	3,827	14%
Provision for loan losses	1,875	(800)	2,675	334%

Net interest income after provision for loan losses	28,874	27,722	1,152	4%
Non-interest income	3,928	1,877	2,051	109%
Non-interest expense	21,735	19,915	1,820	9%

Income before income taxes	11,067	9,684	1,383	14%
Income tax expense	3,150	2,713	437	16%

Net income	$7,917	$6,971	$946	14%

Diluted earnings per share	$0.94	$0.84	$0.10	12%

Net interest margin	3.42%	2.96%	+46 Basis Points
Efficiency ratio	62.68%	69.15%	-647 Basis Points

CALIFORNIA BANCORP AND SUBSIDIARY

SELECTED FINANCIAL INFORMATION (UNAUDITED) - FINANCIAL POSITION

(Dollars in Thousands, Except Per Share Data)

			Change			Change
PERIOD-END HIGHLIGHTS:	Q2 2022	Q1 2022	$	%	Q2 2021	$	%
Total assets	$1,885,352	$1,859,595	$25,757	1%	$1,869,063	$16,289	1%
Gross loans	1,500,379	1,400,474	99,905	7%	1,352,639	147,740	11%
Deposits	1,552,139	1,600,522	(48,383)	-3%	1,679,772	(127,633)	-8%
Tangible equity	151,251	147,068	4,183	3%	136,207	15,044	11%
Tangible book value per share	$18.19	$17.78	$0.41	2%	$16.55	$1.63	10%
Tangible equity / total assets	8.02%	7.91%	+11 Basis Points		7.29%	+73 Basis Points
Gross loans / total deposits	96.67%	87.50%	+917 Basis Points		80.53%	1614 Basis Points
Noninterest-bearing deposits / total deposits	46.09%	46.65%	-56 Basis Points		47.12%	-103 Basis Points

QUARTERLY AVERAGE			Change			Change
HIGHLIGHTS:	Q2 2022	Q1 2022	$	%	Q2 2021	$	%
Total assets	$1,864,196	$1,928,542	$(64,346)	-3%	$1,909,558	$(45,362)	-2%
Total earning assets	1,783,017	1,846,225	(63,208)	-3%	1,829,980	(46,963)	-3%
Gross loans	1,464,922	1,371,187	93,735	7%	1,415,729	49,193	3%
Deposits	1,567,412	1,652,013	(84,601)	-5%	1,607,847	(40,435)	-3%
Tangible equity	150,176	146,032	4,144	3%	134,379	15,797	12%
Tangible equity / total assets	8.06%	7.57%	+49 Basis Points		7.04%	+102 Basis Points
Gross loans / total deposits	93.46%	83.00%	+1046 Basis Points		88.05%	+541 Basis Points
Noninterest-bearing deposits / total deposits	46.86%	44.88%	+198 Basis Points		45.28%	+158 Basis Points

YEAR-TO-DATE AVERAGE			Change
HIGHLIGHTS:	Q2 2022	Q2 2021	$	%
Total assets	$1,896,191	$1,916,725	$(20,534)	-1%
Total earning assets	1,814,448	1,835,028	(20,580)	-1%
Gross loans	1,418,315	1,415,618	2,697	0%
Deposits	1,609,478	1,588,408	21,070	1%
Tangible equity	148,115	132,706	15,409	12%
Tangible equity / total assets	7.81%	6.92%	+89 Basis Points
Gross loans / total deposits	88.12%	89.12%	-100 Basis Points
Noninterest-bearing deposits / total deposits	45.85%	44.64%	+121 Basis Points

CALIFORNIA BANCORP AND SUBSIDIARY

SELECTED INTERIM FINANCIAL INFORMATION (UNAUDITED) - ASSET QUALITY

(Dollars in Thousands)

ALLOWANCE FOR LOAN LOSSES:	06/30/22	03/31/22	12/31/21	09/30/21	06/30/21
Balance, beginning of period	$15,032	$14,081	$13,571	$13,240	$14,577
Provision for loan losses, quarterly	925	950	504	300	(1,100)
Charge-offs, quarterly	—	—	—	—	(278)
Recoveries, quarterly	—	1	6	31	41

Balance, end of period	$15,957	$15,032	$14,081	$13,571	$13,240

NONPERFORMING ASSETS:	06/30/22	03/31/22	12/31/21	09/30/21	06/30/21
Loans accounted for on a non-accrual basis	$549	$549	$232	$1,233	$1,234
Loans with principal or interest contractually past due 90 days or more and still accruing interest	—	—	—	—	—

Nonperforming loans	$549	$549	$232	$1,233	$1,234
Other real estate owned	—	—	—	—	—

Nonperforming assets	$549	$549	$232	$1,233	$1,234

Loans restructured and in compliance with modified terms	—	—	—	—	—

Nonperforming assets and restructured loans	$549	$549	$232	$1,233	$1,234

Nonperforming loans by asset type:
Commercial	$—	$—	$—	$—	$—
Real estate other	—	—	—	1,000	1,000
Real estate construction and land	—	—	—	—	—
SBA	549	549	232	233	234
Other	—	—	—	—	—

Nonperforming loans	$549	$549	$232	$1,233	$1,234

ASSET QUALITY:	06/30/22	03/31/22	12/31/21	09/30/21	06/30/21
Allowance for loan losses / gross loans	1.06%	1.07%	1.02%	1.04%	0.98%
Allowance for loan losses / nonperforming loans	2906.56%	2738.07%	6069.40%	1100.65%	1072.93%
Nonperforming assets / total assets	0.03%	0.03%	0.01%	0.06%	0.07%
Nonperforming loans / gross loans	0.04%	0.04%	0.02%	0.09%	0.09%
Net quarterly charge-offs / gross loans	0.00%	0.00%	0.00%	0.00%	0.02%

CALIFORNIA BANCORP AND SUBSIDIARY

INTERIM CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(Dollars in Thousands, Except Per Share Data)

	Three months ended			Six months ended
	06/30/22	03/31/22	06/30/21	06/30/22	06/30/21
INTEREST INCOME
Loans	$16,298	$14,886	$14,703	$31,184	$29,287
Federal funds sold	280	136	84	416	172
Investment securities	1,128	902	392	2,030	752

Total interest income	17,706	15,924	15,179	33,630	30,211

INTEREST EXPENSE
Deposits	796	806	1,138	1,602	2,329
Other	687	592	455	1,279	960

Total interest expense	1,483	1,398	1,593	2,881	3,289

Net interest income	16,223	14,526	13,586	30,749	26,922
Provision for loan losses	925	950	(1,100)	1,875	(800)

Net interest income after provision for loan losses	15,298	13,576	14,686	28,874	27,722

NON-INTEREST INCOME
Service charges and other fees	1,134	889	638	2,023	1,279
Gain on sale of loans	—	1,393	—	1,393	—
Other non-interest income	260	252	318	512	598

Total non-interest income	1,394	2,534	956	3,928	1,877

NON-INTEREST EXPENSE
Salaries and benefits	7,146	7,093	6,374	14,239	12,741
Premises and equipment	1,267	1,302	1,209	2,569	2,406
Other	2,406	2,521	2,252	4,927	4,768

Total non-interest expense	10,819	10,916	9,835	21,735	19,915

Income before income taxes	5,873	5,194	5,807	11,067	9,684
Income taxes	1,629	1,521	1,645	3,150	2,713

NET INCOME	$4,244	$3,673	$4,162	$7,917	$6,971

EARNINGS PER SHARE
Basic earnings per share	$0.51	$0.44	$0.51	$0.96	$0.85

Diluted earnings per share	$0.51	$0.44	$0.50	$0.94	$0.84

Average common shares outstanding	8,295,014	8,276,761	8,209,678	8,285,950	8,195,380

Average common and equivalent shares outstanding	8,395,701	8,392,802	8,295,278	8,393,776	8,275,510

PERFORMANCE MEASURES
Return on average assets	0.91%	0.77%	0.87%	0.84%	0.73%
Return on average equity	10.80%	9.70%	11.76%	10.26%	10.02%
Return on average tangible equity	11.34%	10.20%	12.42%	10.78%	10.59%
Efficiency ratio	61.41%	63.99%	67.63%	62.68%	69.15%

CALIFORNIA BANCORP AND SUBSIDIARY

INTERIM CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(Dollars in Thousands)

	06/30/22	03/31/22	12/31/21	09/30/21	06/30/21
ASSETS
Cash and due from banks	$20,378	$18,228	$4,539	$22,424	$26,159
Federal funds sold	138,057	206,305	465,917	578,626	366,347
Investment securities	165,309	171,764	103,278	82,108	61,142
Loans:
Commercial	589,562	522,808	474,281	428,169	425,643
Real estate other	794,504	741,651	697,212	664,202	616,451
Real estate construction and land	63,189	51,204	43,194	41,312	41,558
SBA	13,310	44,040	81,403	107,096	204,734
Other	39,814	40,771	80,559	61,193	64,253

Loans, gross	1,500,379	1,400,474	1,376,649	1,301,972	1,352,639
Unamortized net deferred loan costs (fees)	2,570	2,434	1,688	760	(629)
Allowance for loan losses	(15,957)	(15,032)	(14,081)	(13,571)	(13,240)

Loans, net	1,486,992	1,387,876	1,364,256	1,289,161	1,338,770
Premises and equipment, net	3,736	4,047	4,405	4,227	5,089
Bank owned life insurance	24,788	24,614	24,412	24,247	24,085
Goodwill and core deposit intangible	7,493	7,503	7,513	7,524	7,534
Accrued interest receivable and other assets	38,599	39,258	40,676	40,762	39,937

Total assets	$1,885,352	$1,859,595	$2,014,996	$2,049,079	$1,869,063

LIABILITIES
Deposits:
Demand noninterest-bearing	$715,432	$746,673	$771,205	$790,646	$791,580
Demand interest-bearing	45,511	36,419	37,250	39,679	36,268
Money market and savings	626,156	686,781	717,480	750,112	674,390
Time	165,040	130,649	154,203	161,617	177,534

Total deposits	1,552,139	1,600,522	1,680,138	1,742,054	1,679,772

Junior subordinated debt securities	54,097	54,063	54,028	59,009	24,745
Other borrowings	100,000	32,166	106,387	79,536	—
Accrued interest payable and other liabilities	20,372	18,273	23,689	21,241	20,805

Total liabilities	1,726,608	1,705,024	1,864,242	1,901,840	1,725,322

SHAREHOLDERS’ EQUITY
Common stock	110,289	109,815	109,473	109,009	108,417
Retained earnings	49,106	44,862	41,189	38,008	34,792
Accumulated other comprehensive (loss)	(651)	(106)	92	222	532

Total shareholders’ equity	158,744	154,571	150,754	147,239	143,741

Total liabilities and shareholders’ equity	$1,885,352	$1,859,595	$2,014,996	$2,049,079	$1,869,063

CAPITAL ADEQUACY
Tier I leverage ratio	8.27%	7.84%	7.23%	7.29%	7.53%
Tier I risk-based capital ratio	8.09%	8.49%	8.62%	9.17%	9.35%
Total risk-based capital ratio	11.84%	12.49%	12.75%	13.92%	11.93%
Total equity/ total assets	8.42%	8.31%	7.48%	7.19%	7.69%
Book value per share	$19.09	$18.69	$18.24	$17.85	$17.47
Common shares outstanding	8,317,161	8,270,901	8,264,300	8,250,109	8,229,116

CALIFORNIA BANCORP AND SUBSIDIARY

INTERIM CONSOLIDATED AVERAGE BALANCE SHEET AND YIELD DATA (UNAUDITED)

(Dollars in Thousands)

	Three months ended June 30,			Three months ended March 31,
	2022			2022
	Average Balance	Yields or Rates	Interest Income/ Expense	Average Balance	Yields or Rates	Interest Income/ Expense
ASSETS
Interest earning assets:
Loans (1)	$1,464,922	4.46%	$16,298	$1,371,187	4.40%	$14,886
Federal funds sold	145,329	0.77%	280	345,394	0.16%	136
Investment securities	172,766	2.62%	1,128	129,644	2.82%	902

Total interest earning assets	1,783,017	3.98%	17,706	1,846,225	3.50%	15,924

Noninterest-earning assets:
Cash and due from banks	19,735			18,748
All other assets (2)	61,444			63,569

TOTAL	$1,864,196			$1,928,542

LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing liabilities:
Deposits:
Demand	$42,380	0.08%	$8	$38,197	0.10%	$9
Money market and savings	636,692	0.37%	582	723,109	0.37%	665
Time	153,859	0.54%	206	149,293	0.36%	132
Other	119,970	2.30%	687	100,664	2.39%	592

Total interest-bearing liabilities	952,901	0.62%	1,483	1,011,263	0.56%	1,398

Noninterest-bearing liabilities:
Demand deposits	734,481			741,414
Accrued expenses and other liabilities	19,139			22,325
Shareholders’ equity	157,675			153,540

TOTAL	$1,864,196			$1,928,542

Net interest income and margin (3)		3.65%	$16,223		3.19%	$14,526

(1)

Nonperforming loans are included in average loan balances. No adjustment has been made for these loans in the calculation of yields. Interest income on loans includes amortization of net deferred loan fees of $83,000 and $318,000, respectively.

(2)	Other noninterest-earning assets includes the allowance for loan losses of $15.0 million and $14.1 million, respectively.
(3)	Net interest margin is net interest income divided by total interest-earning assets.

CALIFORNIA BANCORP AND SUBSIDIARY

INTERIM CONSOLIDATED AVERAGE BALANCE SHEET AND YIELD DATA (UNAUDITED)

(Dollars in Thousands)

	Three months ended June 30,
	2022			2021
	Average Balance	Yields or Rates	Interest Income/ Expense	Average Balance	Yields or Rates	Interest Income/ Expense
ASSETS
Interest earning assets:
Loans (1)	$1,464,922	4.46%	$16,298	$1,415,729	4.17%	$14,703
Federal funds sold	145,329	0.77%	280	355,457	0.09%	84
Investment securities	172,766	2.62%	1,128	58,794	2.67%	392

Total interest earning assets	1,783,017	3.98%	17,706	1,829,980	3.33%	15,179

Noninterest-earning assets:
Cash and due from banks	19,735			19,147
All other assets (2)	61,444			60,431

TOTAL	$1,864,196			$1,909,558

LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing liabilities:
Deposits:
Demand	$42,380	0.08%	$8	$33,861	0.12%	$10
Money market and savings	636,692	0.37%	582	673,460	0.55%	925
Time	153,859	0.54%	206	172,452	0.47%	203
Other	119,970	2.30%	687	139,458	1.31%	455

Total interest-bearing liabilities	952,901	0.62%	1,483	1,019,231	0.63%	1,593

Noninterest-bearing liabilities:
Demand deposits	734,481			728,074
Accrued expenses and other liabilities	19,139			20,334
Shareholders’ equity	157,675			141,919

TOTAL	$1,864,196			$1,909,558

Net interest income and margin (3)		3.65%	$16,223		2.98%	$13,586

(1)

Nonperforming loans are included in average loan balances. No adjustment has been made for these loans in the calculation of yields. Interest income on loans includes amortization of net deferred loan fees of $83,000 and $1.2 million, respectively.

(2)	Other noninterest-earning assets includes the allowance for loan losses of $15.0 million and $14.6 million, respectively.
(3)	Net interest margin is net interest income divided by total interest-earning assets.

CALIFORNIA BANCORP AND SUBSIDIARY

INTERIM CONSOLIDATED AVERAGE BALANCE SHEET AND YIELD DATA (UNAUDITED)

(Dollars in Thousands)

	Six months ended June 30,
	2022			2021
	Average Balance	Yields or Rates	Interest Income/ Expense	Average Balance	Yields or Rates	Interest Income/ Expense
ASSETS
Interest earning assets:
Loans (1)	$1,418,314	4.43%	$31,184	$1,415,618	4.17%	$29,287
Federal funds sold	244,809	0.34%	416	362,301	0.10%	172
Investment securities	151,324	2.71%	2,030	57,109	2.66%	752

Total interest earning assets	1,814,447	3.74%	33,630	1,835,028	3.32%	30,211

Noninterest-earning assets:
Cash and due from banks	19,244			20,978
All other assets (2)	62,500			60,719

TOTAL	$1,896,191			$1,916,725

LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing liabilities:
Deposits:
Demand	$40,300	0.09%	17	$34,185	0.12%	$21
Money market and savings	679,662	0.37%	1,247	659,180	0.58%	1,897
Time	151,588	0.45%	338	186,021	0.45%	411
Other	110,370	2.34%	1,279	165,957	1.17%	960

Total interest-bearing liabilities	981,920	0.59%	2,881	1,045,343	0.63%	3,289

Noninterest-bearing liabilities:
Demand deposits	737,928			709,022
Accrued expenses and other liabilities	20,724			22,109
Shareholders’ equity	155,619			140,251

TOTAL	$1,896,191			$1,916,725

Net interest income and margin (3)		3.42%	$30,749		2.96%	$26,922

(1)

Nonperforming loans are included in average loan balances. No adjustment has been made for these loans in the calculation of yields. Interest income on loans includes amortization of net deferred loan fees of $402,000 and $2.3 million, respectively.

(2)	Other noninterest-earning assets includes the allowance for loan losses of $14.6 million and $14.4 million, respectively.
(3)	Net interest margin is net interest income divided by total interest-earning assets.

CALIFORNIA BANCORP AND SUBSIDIARY

INTERIM CONSOLIDATED NON GAAP DATA (UNAUDITED)

(Dollars in Thousands)

REVENUE:	Q2 2022	Q1 2022	Q4 2021	Q3 2021	Q2 2021
Net interest income	$16,223	$14,526	$13,967	$13,841	$13,586
Non-interest income	1,394	2,534	994	1,302	956

Total revenue	$17,617	$17,060	$14,961	$15,143	$14,542

PPP RELATED DEFERRED FEES AND COSTS:	Deferred Balance at Origination			Amortization of Deferred Balance	Deferred Balance Remaining
	2021 Program	2020 Program	Total
PPP fees	$4,479	$9,086	$13,565	$13,212	$353
PPP capitalized loan origination costs	540	2,451	2,991	2,970	$21

Net PPP fees	$3,939	$6,635	$10,574	$10,242	$332

IMPACT OF PPP ACTIVITY REFLECTED IN NET INTEREST INCOME:	Amortization of Deferred Balance
	Q2 2022	Q1 2022	Q4 2021	Q3 2021	Q2 2021
PPP fees	$769	$1,014	$817	$1,909	$2,185
PPP capitalized loan origination costs	102	223	109	348	514

Net PPP fees	$667	$791	$708	$1,561	$1,671

NON-INTEREST EXPENSE:	Q2 2022	Q1 2022	Q4 2021	Q3 2021	Q2 2021
Total non-interest expense	$10,819	$10,916	$10,009	$10,513	$9,835
Total capitalized loan origination costs	1,073	984	1,601	1,197	1,217

Total operating expenses, before capitalization of loan origination costs	$11,892	$11,900	$11,610	$11,710	$11,052

GROSS LOANS:	06/30/22	03/31/22	12/31/21	09/30/21	06/30/21
Gross loans	$1,500,379	$1,400,474	$1,376,649	$1,301,972	$1,352,639
PPP loans	7,843	36,905	72,527	97,451	194,472

Gross loans, excluding PPP loans	$1,492,536	$1,363,569	$1,304,122	$1,204,521	$1,158,167